EXHIBIT 2.1

                                                                  EXECUTION COPY







                          AGREEMENT AND PLAN OF MERGER



                                      Among

                     MEADOWBROOK REHABILITATION GROUP, INC.,

                                 INTERSET, INC.,

                             CAMBIO NETWORKS, INC.,

                                       and

                        THE SECURITYHOLDERS NAMED HEREIN







                                  April 7, 1998



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                                TABLE OF CONTENTS

                                                                            Page

ARTICLE I             THE MERGER.............................................  1
   1.1   The Merger..........................................................  1
   1.2   Closing.............................................................  1
   1.3   Effective Time......................................................  2
   1.4   Corporate Organization..............................................  2

ARTICLE II            EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
                      CONSTITUENT CORPORATIONS...............................  2
   2.1   Conversion of the Company Shares....................................  2
   2.2   Conversion of Stock Options.........................................  3
   2.3   Surrender and Payment...............................................  3
   2.4   Dissenting Shares...................................................  4
   2.5   Adjustments.........................................................  5
   2.6   Fractional Shares...................................................  5

ARTICLE III           THE SURVIVING CORPORATION..............................  5
   3.1   Articles of Incorporation...........................................  5
   3.2   Bylaws..............................................................  5
   3.3   Directors and Officers..............................................  5

ARTICLE IV            REPRESENTATIONS AND WARRANTIES OF THE COMPANY..........  5
   4.1   Organization and Qualification......................................  6
   4.2   Capital Structure...................................................  6
   4.3   Subsidiaries; Equity Investments....................................  7
   4.4   Authority...........................................................  8
   4.5   No Conflict with Other Instruments..................................  8
   4.6   Governmental Consents...............................................  8
   4.7   Financial Statements................................................  9
   4.8   Absence of Changes..................................................  9
   4.9   Properties.......................................................... 11
   4.10  Environmental Matters............................................... 11
   4.11  Taxes............................................................... 12
   4.12  Employees........................................................... 13
   4.13  Compliance with Law................................................. 14
   4.14  Litigation.......................................................... 14
   4.15  Contracts........................................................... 14
   4.16  No Default.......................................................... 15
   4.17  Major Customers..................................................... 15
   4.18  Proprietary Rights.................................................. 15
   4.19  Insurance........................................................... 17
   4.20  Brokers or Finders.................................................. 17
   4.21  Related Parties..................................................... 17
   4.22  Certain Advances.................................................... 17
   4.23  No Misleading Statements............................................ 17


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                                                                            Page


   4.24  Company Proxy Statement............................................. 17

ARTICLE V             REPRESENTATIONS AND WARRANTIES OF MEADOWBROOK
                      AND INTERSET........................................... 18
   5.1   Organization........................................................ 18
   5.2   Capital Structure................................................... 18
   5.3   Authority........................................................... 19
   5.4   No Conflict with Other Instruments.................................. 19
   5.5   Governmental Consents............................................... 20
   5.6   SEC Documents....................................................... 20
   5.7   Shares of Meadowbrook Common........................................ 20
   5.8   No Material Adverse Change.......................................... 21
   5.9   Nasdaq National Market.............................................. 21
   5.10  Brokers or Finders.................................................. 21
   5.11  Disclosure.......................................................... 21

ARTICLE VI            CONDUCT PRIOR TO THE EFFECTIVE TIME.................... 21
   6.1   Conduct of Business of the Company.................................. 21
   6.2   No Solicitation..................................................... 23
   6.3   Conduct of Business of Meadowbrook.................................. 24

ARTICLE VII           ADDITIONAL AGREEMENTS.................................. 25
   7.1   Approval of the Company Stockholders................................ 25
   7.2   Preparation of Company Proxy Statement.............................. 25
   7.3   Access to Information; Interim Financial Information................ 25
   7.4   Confidentiality..................................................... 26
   7.5   Expenses............................................................ 26
   7.6   Public Disclosure................................................... 26
   7.7   Reasonable Efforts.................................................. 27
   7.8   Conduct; Notification of Certain Matters............................ 27
   7.9   Tax-Free Reorganization............................................. 27
   7.10  Blue Sky Laws....................................................... 27
   7.11  Compliance with Exchange Act........................................ 27
   7.12  Meadowbrook Funding................................................. 28
   7.13  Meadowbrook Voting Agreement........................................ 28
   7.14  Registration Rights Agreement....................................... 28
   7.15  Additional Documents and Further Assurances......................... 28
   7.16  Indemnification..................................................... 28
   7.17  Waiver of Rights of First Refusal................................... 28

ARTICLE VIII          CONDITIONS TO THE MERGER............................... 28
   8.1   Conditions to Obligations of Each Party to Effect the Merger........ 28
   8.2   Additional Conditions to Obligations of the Company................. 29
   8.3   Additional Conditions to the Obligations of Meadowbrook and Interset 30



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                                                                            Page


ARTICLE IX            INDEMNIFICATION........................................ 31
   9.1   Survival of Representations and Warranties.......................... 31
   9.2   Indemnification..................................................... 32
   9.3   Exclusivity of Remedy............................................... 34

ARTICLE X      TERMINATION, AMENDMENT, WAIVER, CLOSING....................... 35
   10.1  Termination......................................................... 35
   10.2  Effect of Termination............................................... 36
   10.3  Termination Fee..................................................... 36
   10.4  Amendment or Supplement............................................. 36
   10.5  Extension of Time, Waiver........................................... 36

ARTICLE XI            GENERAL................................................ 37
   11.1  Notices............................................................. 37
   11.2  Headings............................................................ 38
   11.3  Counterparts........................................................ 38
   11.4  Entire Agreement; Assignment........................................ 38
   11.5  Severability........................................................ 39
   11.6  Other Remedies...................................................... 39
   11.7  Governing Law....................................................... 39
   11.8  Absence of Third-Party Beneficiary Rights........................... 39

EXHIBITS AND SCHEDULES

EXHIBITS
   Exhibit A          Form of Stockholders Voting Agreement
   Exhibit B          Form of Meadowbrook Voting Agreement
   Exhibit C          Form of Secured Bridge Financing Note
   Exhibit D          Form of Registration Rights Agreement

SCHEDULES
   Schedule 3.3       Officers of Surviving Corporation
   Schedule 4         Disclosure Schedule
   Schedule 4.2       Beneficial Owners of Company Stock and Holders of Company
                      Options
   Schedule 4.7       1998 Operating Budget





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                          AGREEMENT AND PLAN OF MERGER


        THIS AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of April 3, 1998, by and among MEADOWBROOK REHABILITATION GROUP, INC. a Delaware corporation ("Meadowbrook"), INTERSET, INC., a Delaware corporation and a wholly owned subsidiary of Meadowbrook ("Interset"), CAMBIO NETWORKS, INC., a California corporation (the "Company"), and certain stockholders of the Company named on the signature pages hereto (the "Securityholders").

                              W I T N E S S E T H:

        WHEREAS, the Boards of Directors of Meadowbrook, Interset and the Company deem it advisable and in the best interests of their respective stockholders to effect the merger hereafter provided for, in which Interset would merge with and into the Company and the Company would become a wholly owned subsidiary of Meadowbrook (the "Merger");

        WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to Meadowbrook's and Interset's willingness to enter into this Agreement, each of the Securityholders are entering into a Stockholders Voting Agreement with Meadowbrook in substantially the form attached hereto as Exhibit A (the "Stockholders Voting Agreement") which, among other things, requires them to vote all the shares of Company Stock (defined below) owned by them in accordance with the Stockholders Voting Agreement; and

        WHEREAS,   it  is  intended  that  the  Merger  qualify  as  a  tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"):

        NOW, THEREFORE, in consideration of the premises and of the mutual agreements, provisions and covenants herein contained, Meadowbrook, Interset and the Company hereby agree as follows:


                                    ARTICLE I

                                   THE MERGER

        1.1 The Merger. At the Effective Time (as defined in Section 1.3), upon the terms and subject to the conditions of this Agreement, Interset shall be merged with and into the Company in accordance with the California General Corporation Law (the "CGCL") and the Delaware General Corporation Law (the "DGCL"), whereupon the separate existence of Interset shall cease, and the Company shall be the surviving corporation (the "Surviving Corporation").

        1.2 Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Pillsbury Madison & Sutro LLP, 235 Montgomery Street, San Francisco, California as soon as practicable following satisfaction or waiver of all of the conditions to the obligations of the parties to consummate the transactions contemplated hereby in accordance with this Agreement or at such other time, place and date as is mutually agreed to by


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the  parties  hereto.  The date and time of the  Closing is  referred to in this
Agreement as the "Closing Date."

        1.3 Effective Time. As soon as practicable after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger, the Company and Interset shall file certificates of merger with the Secretary of State of California and the Secretary of State of Delaware and make all other filings or recordings required by the CGCL and the DGCL in connection with the Merger. The Merger shall become effective at such time as the certificate of merger is duly filed with the Secretary of State of the State of California (the "Effective Time").

        1.4  Corporate  Organization.  At and  after  the  Effective  Time,  the
Surviving Corporation shall possess all the rights, privileges, powers and franchises and be subject to all of the restrictions, disabilities and duties of the Company and Interset, all as provided under the CGCL and the DGCL.


                                   ARTICLE II

                           EFFECT OF THE MERGER ON THE
                  CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS

        2.1 Conversion of the Company Shares. At the Effective Time, by virtue of the Merger and without any action on the part of any holder of securities of Interset or the Company, the following shall occur:

        (a) Each share of common stock of Interset outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, of the Surviving Corporation with the same rights, powers and privileges as the shares so converted, and such shares shall constitute the only outstanding shares of capital stock of the Surviving Corporation. Each stock certificate of Interset evidencing ownership of shares of common stock of Interset shall continue to evidence ownership of the shares of capital stock of the Surviving Corporation.

        (b) Each share of Company Stock (as defined in Section 4.2(a)) held by the Company as treasury stock or owned by Meadowbrook or any subsidiary of Meadowbrook immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto.

        (c) The shares of Company Stock issued and outstanding immediately prior to the Effective Time (except as otherwise provided in Section 2.1(b) or as provided in Section 2.6 with respect to shares of Company Stock as to which appraisal rights have been properly exercised under the CGCL) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive shares of Class A Common Stock, $.01 par value, of Meadowbrook (the "Meadowbrook Common") representing thirty-two and one-half percent (32.5%) of the outstanding Meadowbrook Class A and Class B Common Stock at the Effective Time, assuming the exercise of all Company Options outstanding as of the date of this Agreement and no exercise of any Meadowbrook Options (as defined below). The number of shares of Meadowbrook Common into which each share of Company Stock will be converted (the "Exchange Ratio") will be calculated immediately prior to the Effective Time.



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        2.2    Conversion of Stock Options.

        (a) At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each unexpired and unexercised option to purchase shares of Company Stock (individually a "Company Option" and collectively the "Company Options") granted under the Company's 1994 Stock Option Plan, (the "Company Plan") outstanding immediately prior to the Effective Time shall be converted into an option to purchase Meadowbrook Common (a "Converted Company Option") (the aggregate number of shares of Company Stock issuable upon the exercise of all outstanding Company Options immediately prior to the Effective Time is referred to herein as the "Outstanding Option Amount"). Each Company Option so converted by Meadowbrook will continue to have, and be subject to, substantially the same terms and conditions set forth in the documents governing such Company Option immediately prior to the Effective Time, except that (i) such Converted Company Option will be exercisable for that number of whole shares of Meadowbrook Common as is equal to the product of the number of shares of Company Stock that were purchasable under the Company Option immediately prior to the Effective Time, multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Meadowbrook Common and
(ii) the per share exercise price for the Meadowbrook Common issuable upon exercise of such Converted Company Option will be equal to the quotient obtained by dividing the exercise price per share of the shares of Company Stock at which such Company Option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent. The parties intend that the conversion of the Company Options hereunder will meet the requirements of Section 424(a) of the Code and this Section 2.2(a) shall be interpreted consistent with such intention. Consistent with the terms of the Company Options and the documents governing such Company Option, the Merger will not terminate or accelerate any Converted Company Option or any right of exercise, vesting or repurchase relating thereto with respect to Meadowbrook Common acquired upon exercise of such Converted Company Option.

        (b) As soon as practicable after the Effective Time, Meadowbrook shall issue to each holder of a Converted Company Option a document evidencing the conversion of such holder's Company Option by Meadowbrook.

        2.3    Surrender and Payment.

        (a) Prior to the Effective Time, the Company shall provide Meadowbrook with a list of the names and addresses of each of the Company's stockholders for the purpose of assisting Meadowbrook in exchanging certificates which, immediately prior to the Effective Time represented issued and outstanding shares of Company Common, for the consideration set forth in Section 2.1(c) (the "Merger Consideration"). Promptly after the Effective Time, Meadowbrook shall send, or shall cause to be sent, to each holder of record of shares of Company Stock at the Effective Time a letter of transmittal for use in such exchange (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the certificates representing shares of Company Stock to the Meadowbrook).

        (b) Holders of shares of Company Stock that have been converted into a right to receive the Merger Consideration, upon surrender to Meadowbrook of a certificate or certificates representing such shares of Company Stock, together with a properly completed letter of transmittal covering such shares, will be entitled to receive the Merger Consideration payable in respect of such Company Stock. Until so surrendered, each certificate representing shares of the Company Stock


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shall,  after the Effective  Time,  represent for all purposes only the right to receive such Merger Consideration.

        (c) The Meadowbrook Common comprising the Merger Consideration shall be duly authorized, validly issued, fully paid and non-assessable, free and clear of any liens, pledges or encumbrances of any kind except any restrictions on subsequent sale by the Securityholders imposed by any federal or state securities laws or regulations; provided however that each Securityholder hereby agrees that it shall not effect any sale of Meadowbrook Common issued pursuant to this Agreement for a period of twelve (12) months following the Effective Time.

        (d) If any portion of the Merger Consideration is to be paid to a person other than the registered holder of shares of Company Stock represented by the certificate or certificates surrendered in exchange therefor, it shall be a condition to such payment that the certificate or certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and accompanied by all documents required to evidence and effect the transfer and that the person requesting such payment shall pay to Meadowbrook any transfer or other taxes required as a result of such payment to a person other than the registered holder of shares of Company Stock or establish to the satisfaction of Meadowbrook that such tax has been paid or is not payable.

        (e) After the Effective Time, there shall be no further registration of transfers of Company Stock. If, after the Effective Time, certificates representing shares of Company Stock are presented to the Surviving Corporation, they shall be canceled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Article II.

        (f) Any amounts remaining unclaimed by holders of shares of Company Stock three (3) years after the Effective Time (or such earlier date prior to such time as such amounts would otherwise escheat to or become property of any governmental entity) shall, to the extent permitted by applicable law, become the property of Meadowbrook free and clear of any claims or interest of any person previously entitled thereto.

        (g) No dividends, interest or other distributions with respect to Meadowbrook Common constituting part of the Merger Consideration shall be paid to the holder of any unsurrendered certificates representing shares of Company Stock until such certificates are surrendered as provided in this Section 2.3. Upon such surrender, there shall be paid, without interest, to the person in whose name the certificates representing Meadowbrook Common into which such shares of Company Stock were converted are registered, all dividends, interest and other distributions payable in respect of such shares of Company Stock on a date subsequent to, and in respect of a record date after, the Effective Time.

        2.4 Dissenting Shares. Notwithstanding Section , shares of Company Stock outstanding immediately prior to the Effective Time and held by a holder who has not voted or consented to the Merger in writing and who has demanded appraisal for such Company Shares in accordance with the CGCL shall not be converted into a right to receive the Merger Consideration, unless and until such holder fails to perfect or withdraws or otherwise loses such holder's right to appraisal. If after the Effective Time such holder fails to perfect or withdraws or loses such holder's right to appraisal, such shares of Company Stock shall be treated as if they had been converted as of the Effective Time into a right to receive the Merger Consideration. The Company shall give Meadowbrook prompt notice of any demands received by the Company for appraisal of shares of Company Stock,


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and  Meadowbrook  shall have the right to  participate in all  negotiations  and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Meadowbrook, make any payment with respect to, or settle or offer to settle, any such demands.

        2.5 Adjustments. If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of Meadowbrook shall occur, including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, the number of shares of Meadowbrook Common constituting all or part of the Merger Consideration shall be appropriately adjusted.

        2.6 Fractional Shares. No fractional shares of Meadowbrook Common shall be issued in the Merger. All fractional shares of Meadowbrook Common that a holder of shares of Company Stock would otherwise be entitled to receive as a result of the Merger shall be aggregated and if a fractional share results from such aggregation, such holder shall be entitled to receive, in lieu thereof, an amount in cash determined by multiplying such fractional share by the closing price per share of Meadowbrook Common on the Nasdaq Stock Market on the trading day immediately prior to the Effective Time.


                                   ARTICLE III

                            THE SURVIVING CORPORATION

        3.1 Articles of Incorporation. The articles of incorporation of the Company in effect at the Effective Time shall be the articles of incorporation of the Surviving Corporation until amended in accordance with applicable law.

        3.2 Bylaws. The Bylaws of the Company in effect at the Effective Time shall be the Bylaws of the Surviving Corporation until amended in accordance with applicable law.

        3.3 Directors and Officers. From and after the Effective Time, the directors and officers of Interset shall be the directors and officers, respectively, of the Surviving Corporation each as set forth on Schedule 3.3 attached hereto. In addition, at the Effective Time, pursuant to the terms of a Voting Agreement substantially in the form of Exhibit B attached hereto (the "Meadowbrook Voting Agreement"), the size of the Board of Directors of Meadowbrook shall be increased to six (6) members and three (3) directors nominated by the Company (and reasonably acceptable to Meadowbrook) shall be appointed to the Board of Directors of Meadowbrook.


                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        Except as otherwise specifically set forth on the disclosure schedule delivered by the Company to Meadowbrook prior to the execution of this Agreement and signed by the President of the Company (the "Disclosure Schedule"), the Company represents and warrants to both Meadowbrook and Interset as follows:


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        4.1  Organization  and  Qualification.  Each  of  the  Company  and  its
Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization and has all requisite power and authority to own, lease and operate its respective properties and to carry on its business as now being conducted. As used in this Agreement, "Subsidiary" means a corporation, partnership or other entity in which the Company owns directly or indirectly fifty percent (50%) or more of the voting stock, profits, equity or beneficial interest, is a partner of, or
otherwise  controls  the  management  of.  Cambio  Networks,   Europe,  Inc.,  a
California corporation and, a wholly owned Subsidiary of the Company, is the only Subsidiary of the Company.

        Each of the Company and its Subsidiary is qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which the nature of its business requires such qualification, which states or jurisdictions are listed on the Disclosure Schedule, except where the failure to be so qualified or in good standing which, taken together with all other such failures, has not had, or would not reasonably be expected to have, a Material Adverse Effect on the Company and its Subsidiary, taken as a whole. As used in this Agreement, Material Adverse Effect on or with respect to an entity (or group of entities, taken as a whole) means such event, change or effect is materially adverse to the business, condition (financial or otherwise), properties, assets, liabilities, or results of operations of such entity (or, if with respect thereto, of such group of entities taken as a whole) other than as a result of (i) general economic or industry conditions, or (ii) the performance by the Company of its obligations under this Agreement.

        The Company has delivered or made available to Meadowbrook true, complete and correct copies, with respect to each of the Company and its Subsidiary, of its (i) Amended and Restated Articles of Incorporation and Bylaws (or other applicable charter documents), as amended to the date hereof, (ii) minutes of all of directors' and stockholders' meetings (or other applicable meetings), complete and accurate as of the date hereof, (iii) stock certificate books and all other records that collectively correctly set forth the record ownership of all outstanding shares of its capital stock or other equity interests and all rights to purchase capital stock or other equity interests, and (iv) form of stock certificates, option agreements and rights to purchase shares of its capital stock or other equity interests. Such Amended and Restated Articles of Incorporation and Bylaws and other applicable charter documents are in full force and effect.

        4.2    Capital Structure.

        (a) The authorized capital stock of the Company consists of ten million (10,000,000) shares of common stock, no par value ("Company Common") and ten million (10,000,000) shares of preferred stock, no par value ("Company Preferred"). As of the date of this Agreement, there were issued and outstanding four hundred twenty-three thousand eighty (423,080) shares of Company Common and three million five hundred thousand (3,500,000) shares of Company Preferred. As of the date of this Agreement, there were an aggregate of three million five hundred thousand (3,500,000) shares of Company Common reserved for issuance upon conversion of Company Preferred. Company Common and Company Preferred are referred to herein collectively as "Company Stock." The rights, preferences and privileges of Company Common and Company Preferred are as set forth in the Company's Amended and Restated Articles of Incorporation.



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        (b) As of the date of this  Agreement,  there were  outstanding  Company
Options to acquire nine hundred fifty-six thousand fifty-five (956,055) shares of Company Common. As of the date of this Agreement, there were an aggregate of nine hundred fifty-six thousand fifty-five (956,055) shares of Company Common reserved for issuance upon the exercise of outstanding Company Options.

        (c) Other than as described in paragraphs (a) and (b) above, there are no other outstanding shares of capital stock or other equity securities of the Company and no other options, warrants, calls, conversion rights, commitments or agreements of any character to which the Company is a party or by which the Company may be bound that do or may obligate the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the Company's capital stock or securities convertible into or exchangeable for the Company's capital stock or that do or may obligate the Company to grant, extend or enter into any such option, warrant, call, conversion right, commitment or agreement.

        (d) Of the issued and outstanding shares of Company Stock, no shares are subject to repurchase or redemption. All outstanding shares of Company Stock are, and any shares of Company Stock issued upon exercise of Company Options (subject to receipt of the exercise prices as provided therein) will be, validly issued, fully paid and nonassessable and not subject to preemptive rights created by statute, the Company's Articles of Incorporation or Bylaws or any agreement to which the Company is a party or by which the Company may be bound. All outstanding securities of the Company have been issued in compliance with applicable federal and state securities laws.

        (e) Section 4.2 of the Disclosure Schedule ("Schedule 4.2") contains complete and accurate lists of, and the number of shares owned of record by, the holders of outstanding Company Common and Company Preferred and the number of shares subject to Company Options and the holders of outstanding Company Options, including in each case the addresses of record of such holders.
Schedule 4.2 is complete and accurate on the date hereof and, if required, an updated Schedule 4.2 to be attached hereto will be complete and accurate as of the Closing Date.

        (f) Schedule 4.2 contains a complete and accurate list of each stock option plan, stock appreciation rights or other equity-related stock incentive plan of the Company and its Subsidiary.

        (g) Except for any restrictions imposed by applicable federal and state securities laws, there is no right of first refusal, co-sale right, right of participation, right of first offer, option or other restriction on transfer applicable to any shares of Company Stock.

        (h) Except as contemplated by this Agreement and the Stockholders Voting Agreement the Company is not a party or subject to any agreement or understanding, and there is no voting trust, proxy, or other agreement or understanding between or among any persons that affects or relates to the voting or giving of written consent with respect to any outstanding security of the Company, the election of directors, the appointment of officers or other actions of the Company's Board or the management of the Company.

        4.3 Subsidiaries; Equity Investments. Section 4.3 of the Disclosure Schedule ("Schedule 4.3") contains a complete and accurate list of all of the Company's Subsidiaries. Except as set forth in Schedule 4.3, the Company does not have and has never had any other Subsidiaries or companies controlled by the Company and does not own and has never owned any equity interest in, or controlled, directly or indirectly, any other corporation, partnership, joint venture, trust, firm or other entity. Except as set forth in
Schedule 4.3, the Company owns all of the outstanding capital stock of the Subsidiary listed on Schedule 4.3, free and clear of any claims, liens or encumbrances except where such encumbrances would have no Material Adverse Effect on the Company and its Subsidiary, taken as a whole, and no options, warrants or other rights to acquire shares of capital stock of any Subsidiary are outstanding.

        4.4 Authority. The Company has all requisite corporate power and authority to enter into this Agreement and, subject only to the requisite approval of this Agreement by the Company's stockholders, to perform its obligations hereunder and consummate the transactions contemplated hereby. The vote required of the Company's stockholders to duly approve the Merger and this Agreement is that number of shares as would constitute: (i) a majority of the outstanding shares of Company Common, voting as a single class and (ii) sixty-six and two-thirds percent (66-2/3%) of the outstanding owners of the Company Preferred, voting as a single class. The execution and delivery of this Agreement, the performance by the Company of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company, including approval of the Company Board, subject only to the requisite approval of this Agreement by the Company's stockholders. This Agreement is a valid and binding obligation of the Company.

        4.5 No Conflict with Other Instruments. The execution, delivery and performance of this Agreement and the transactions contemplated hereby (a) will not result in any violation of, conflict with, constitute a breach, violation or default (with or without notice or lapse of time, or both) under, give rise to a right of termination, cancellation, forfeiture or acceleration of any obligation or loss of any benefit under, or result in the creation or encumbrance on any of the properties or assets of the Company or its Subsidiary pursuant to (i) any provision of the Company's Amended and Restated Articles of Incorporation or Bylaws or the charter or other organizational documents of its Subsidiary, as the case may be, or (ii) any agreement, contract, understanding, note, mortgage, indenture, lease, franchise, license, permit or other instrument to which the Company or its Subsidiary is a party or by which the properties or assets of the Company or its Subsidiary is bound, or (b) to the best knowledge of the Company after reasonable inquiry, conflict with or result in any breach or violation of any statute, judgment, decree, order, rule or governmental regulation applicable to the Company or its Subsidiary their respective properties or assets, except, in the case of clauses (a)(ii) and (b) for any of the foregoing that, individually or in the aggregate, has not had or would be reasonably expected to have a Material Adverse Effect on the Company and its Subsidiary, taken as a whole, or that could not result in the creation of any material lien, charge or encumbrance upon any assets of the Company or its Subsidiary or that could not reasonably be expected to prevent, materially delay or materially burden the transactions contemplated by this Agreement.

        4.6 Governmental Consents. No consent, approval, order or authorization of, or registration, declaration of, or qualification or filing with, any court, administrative agency, commission, regulatory authority or other governmental or administrative body or instrumentality, whether domestic or foreign, is required by or with respect to the Company or its Subsidiary in connection with the execution, delivery and performance of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except for
(a) the filing of the Certificate of Merger with the California Secretary of State and the Delaware Secretary of

State (b) such consents, approvals, orders, authorizations, registrations, declarations, qualifications or filings as may be required under federal or state securities laws in connection with the transactions contemplated hereby.

        4.7 Financial Statements. The Company has previously furnished to Meadowbrook a complete and accurate copy of the unaudited consolidated financial statements of the Company for the fiscal year ended December 31, 1997 (the
"Financial Statements") which comply as to form in all material respects with applicable accounting requirements. The Financial Statements are complete and correct in all material respects and have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods indicated and are consistent with each other. The Financial Statements accurately set out and describe the financial condition and operating results of the Company as of the dates, and for the periods, indicated therein, subject, in the case of unaudited financial statements, to normal year-end audit adjustments. At the date of the Financial Statements and as of the Closing Date, except as set forth in the Disclosure Schedule, the Company had no liabilities or obligations, secured or unsecured (whether accrued, absolute or contingent and whether or not required to be reflected in the Financial Statements under GAAP) not reflected in the Financial Statements or the accompanying notes thereto except for liabilities and obligations that have arisen in the ordinary course of business prior to the date of the Financial Statements and which, under GAAP, would not have been required to be reflected in the Financial Statements and except for liabilities incurred in the ordinary course of business since the date of the Financial Statements which are usual and normal in amount. The Company maintains a standard system of accounting established and administered in accordance with GAAP. Attached as Schedule 4.7 to the Disclosure Schedule is the Company's budget for the twelve (12) months ending December 31, 1998 that sets forth its budgeted revenues and expenses.

        4.8 Absence of Changes. Since the date of the Financial Statements, except as otherwise contemplated by this Agreement or set forth in the Disclosure Schedule, each of the Company and its Subsidiary has conducted its respective business only in the ordinary and usual course and, without limiting the generality of the foregoing:

        (a) There have been no changes in the condition (financial or otherwise), business, net worth, assets, properties, employees, operations, obligations or liabilities of the Company and its Subsidiary, taken as a whole, which, in the aggregate, have had or may be reasonably expected to have a Material Adverse Effect on the Company and its Subsidiary, taken as a whole;

        (b) The Company has not nor has its Subsidiary issued, or authorized for issuance, or entered into any commitment to issue, any equity security, bond, note or other security;

        (c) The Company has not nor has its Subsidiary incurred additional debt for borrowed money, or incurred any obligation or liability except in the ordinary course of business consistent with past practice and in any event not in excess of twenty-five thousand dollars ($25,000) for any single occurrence;

        (d) The Company has not nor has its Subsidiary paid any obligation or liability, or discharged, settled or satisfied any claim, lien or encumbrance, except for current liabilities in the ordinary course of business consistent with past practice and in any event not in excess of twenty-five thousand dollars ($25,000) for any single occurrence;

        (e) The Company has not nor has its Subsidiary declared or made any dividend, payment or other distribution on or with respect to any share of capital stock, other than, in the case of its Subsidiary, to the Company;

        (f) The Company has not nor has its Subsidiary purchased, redeemed or otherwise acquired or committed itself to acquire, directly or indirectly, any share or shares of its capital stock;

        (g) The Company has not nor has its Subsidiary mortgaged, pledged, or otherwise encumbered any of its assets or properties, except for liens for current taxes which are not yet delinquent and purchase-money liens arising out of the purchase or sale of services or products made in the ordinary course of business consistent with past practice and in any event not in excess of twenty-five thousand dollars ($25,000) for any single item or seventy-five thousand dollars ($75,000) in the aggregate;

        (h) The Company has not nor has its Subsidiary disposed of, or agreed to dispose of, by sale, lease, license or otherwise, any asset or property, tangible or intangible, except in the ordinary course of business consistent with past practice, and in each case for a consideration believed to be at least equal to the fair value of such asset or property and in any event not in excess of twentyfive-thousand dollars ($25,000) for any single item or seventy-five thousand dollars ($75,000) in the aggregate;

        (i) The Company has not nor has its Subsidiary purchased or agreed to purchase or otherwise acquire any securities of any corporation, partnership, joint venture, firm or other entity;

        (j) The Company has not nor has its Subsidiary made any expenditure or commitment for the purchase, acquisition, construction or improvement of a capital asset, except in the ordinary course of business consistent with past practice and in any event not in excess of twenty-five thousand dollars ($25,000) for any single item or seventy-five thousand dollars ($75,000) in the aggregate;

        (k) The Company has not nor has its Subsidiary sold, assigned, transferred or conveyed, or committed itself to sell, assign, transfer or convey, any Proprietary Rights (as defined in Section ) except pursuant to licenses in the ordinary course of business consistent with past practice;

        (l) The Company has not nor has its Subsidiary adopted or amended any bonus, incentive, profit-sharing, stock option, stock purchase, pension, retirement, deferred-compensation, severance, life insurance, medical or other benefit plan, agreement, trust, fund or arrangement for the benefit of employees of any kind whatsoever, nor entered into or amended any agreement relating to employment, services as an independent contractor or consultant, or severance or termination pay, nor agreed to do any of the foregoing;

        (m) The Company has not nor has its Subsidiary effected or agreed to effect any change in its directors, officers or key employees; and

        (n) The Company has not effected or committed itself to effect any amendment or modification in its Amended and Restated Articles of Incorporation or Bylaws.

        4.9    Properties.

        (a) The Company does not nor does any Subsidiary own any real property, nor has it ever owned any real property. The Financial Statements reflect all of the material real and personal property used by the Company and its Subsidiary in their respective businesses or otherwise held by the Company and its Subsidiary, except for (i) property acquired or disposed of in the ordinary course of business consistent with past practice of the Company and its Subsidiary, taken as a whole, since the date of the Financial Statements, and
(ii) personal property not required under GAAP to be reflected thereon. The Company or its Subsidiary has good and marketable title to all assets and properties listed in the Financial Statements as owned by the Company, free and clear of any imperfections of title, lien, claim, encumbrance, restriction, charge or equity of any nature whatsoever, except for liens for current taxes not yet delinquent or which have no Material Adverse Effect on the Company.

        (b) Section of the Disclosure Schedule contains a complete and accurate list of all material real property leased by the Company and its Subsidiary (the "Properties"), the name of the lessor and the date of the lease. The Company does not nor does its Subsidiary have any options to purchase any such Properties or any other real property. To the Company's knowledge, the Properties are held under valid, existing and enforceable leases. To the Company's knowledge the Properties and the operations of the Company or its Subsidiary, as the case may be, thereon do not violate any applicable material building code, zoning requirement or classification, or pollution control ordinance or statute relating to the Properties or to such operations.

        4.10   Environmental Matters.

        (a) To the Company's knowledge, the Company and its Subsidiary are, and at all times have been, in material compliance with all applicable local, state and federal statutes, orders, rules, ordinances, regulations, codes and policies and all judicial or administrative interpretations thereof (collectively, "Environmental Laws") relating to pollution or protection of the environment, including, without limitation, laws relating to exposures, emissions, discharges, releases or threatened releases of Hazardous Substances (as defined below) into or on land, ambient air, surface water, groundwater, personal property or structures (including the protection, cleanup, removal, remediation or damage thereof), or otherwise related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, discharge or handling of Hazardous Substances. The Company has not nor has its Subsidiary received any notice of any investigation, claim or proceeding against the Company or such Subsidiary relating to Hazardous Substances or any action pursuant to or violation or alleged violation under any Environmental Law. As used in this Agreement, "Hazardous Substances" means any pollutant, contaminant, material, substance, waste, chemical or compound regulated, restricted or prohibited by any law, regulation or ordinance and designated by any governmental agency to be hazardous, toxic, radioactive, biohazardous or otherwise a danger to health or the environment.

        (b) To the Company's knowledge, the Company has not nor has its Subsidiary disposed of any Hazardous Substances on or about such properties.

        (c) The Company and its Subsidiary have all material permits, licenses and approvals required by Environmental Laws for the use and occupancy of, and for all operations and activities conducted on, the Properties, and the Company and its Subsidiary are in full compliance with all such permits, licenses and approvals, and all such permits, licenses and approvals were duly issued, are in full force and effect except where the failure to do so has not resulted in and would not reasonably be expected to result in a Material Adverse Effect, and, to the extent necessary, will be transferred to Meadowbrook at the Closing, and will remain in full force and effect as so transferred to Meadowbrook.

        4.11   Taxes.

        (a) For purposes of this Agreement, the following terms have the following meanings: "Tax" (and, with correlative meaning, "Taxes" and "Taxable") means any and all taxes, including without limitation (i) any income, profits, alternative or add-on minimum tax, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, net worth, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any governmental entity responsible for the imposition of any such tax (domestic or foreign) (a "Taxing Authority"), (ii) any liability for the payment of any amounts of the type described in clause (i) above as a result of being a member of an affiliated, consolidated, combined or unitary group for any Taxable period or as the result of being a transferee or successor thereof, and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) above as a result of any express or implied obligation to indemnify any other person.

        (b) All Tax returns, statements, reports and forms (including estimated Tax returns and reports and information returns and reports) required to be filed with any Taxing Authority with respect to any Taxable period ending on or before the Effective Time, by or on behalf of the Company or its Subsidiary (collectively, the "Company Returns"), have been filed when due (including any extensions of such due date), and all amounts shown to be due thereon on or before the Effective Time have been paid on or before such date. The Financial Statements fully accrue all actual and contingent liabilities for Taxes with respect to all periods through the dates thereof in accordance with GAAP. The Financial Statements (i) fully accrue consistent with past practices and in accordance with GAAP all actual and contingent liabilities for Taxes with respect to all periods through the date of the Financial Statements and (ii) properly accrues consistent with past practices and in accordance with GAAP all liabilities for Taxes payable after the Balance Sheet Date with respect to all transactions and events occurring on or prior to such date. All information set forth in the notes to the Financial Statements relating to Tax matters is consistent with GAAP.

        (c) To the Company's knowledge, no Tax liability has been incurred since the date of the Financial Statements other than in the ordinary course of business and adequate provision has been made for all Taxes since that date in accordance with GAAP on at least a quarterly or, with respect to employment taxes, monthly basis, except that which has not had or would be reasonably expected to have a Material Adverse Effect on the Company and its Subsidiary, taken as a whole. The Company and its Subsidiary have withheld and paid to the applicable financial institution or Taxing Authority all amounts required to be withheld, except that which has not had or would be reasonably expected to have a Material Adverse Effect on the Company and its Subsidiary, taken as a whole. All Company Returns filed with respect to federal income tax returns for Taxable years of the Company and its Subsidiary in the case of the United States, have been examined and closed and copies of audit reports previously have been provided to Meadowbrook or are Company Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired. The Company has not nor has its Subsidiary been granted any extension or waiver of the limitation period applicable to any Company Return.

        (d) To the Company's knowledge, there is no claim, audit, action, suit, proceeding or investigation now pending or threatened against or with respect to the Company or its Subsidiary in respect of any Tax or assessment. There are no liabilities for Taxes with respect to any notice of deficiency or similar document of any Tax Authority received by the Company or its Subsidiary which have not been satisfied in full (including liabilities for interest, additions to tax and penalties thereon and related expenses). To the Company's knowledge, none of the Company, its Subsidiary nor any person on behalf of the Company or its Subsidiary has entered into any agreement or consent pursuant to Section 341(f) of the Code. To the Company's knowledge, there are no liens for Taxes upon the assets of the Company or its Subsidiary except liens for current Taxes not yet due. Except as may be required as a result of the Merger, the Company has not nor has its Subsidiary been required to include any adjustment in Taxable income for any Tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the Effective Time.

        4.12 Employees. The Company has provided Meadowbrook with a complete and accurate list setting forth all employees, scientific advisors and consultants of the Company and each Subsidiary as of the date hereof, together with their titles or positions, dates of hire, regular work location and current compensation. The Company does not have nor does its Subsidiary have any employment contract with any officer or employee or any other consultant or person which is not terminable by it at will without liability, except as the right of the Company or such Subsidiary to terminate its employees at will may be limited by applicable federal, state or foreign law. Except as set forth in the Disclosure Schedule, the Company does not have nor does its Subsidiary have any deferred compensation, pension, health, profit sharing, bonus, stock purchase, stock option, hospitalization, insurance, severance, workers' compensation, supplemental unemployment benefits, vacation benefits, disability benefits, or any other employee pension benefit (as defined in the Employee Retirement Income Security Act of 1974 ("ERISA") or otherwise) or welfare benefit plan or obligation covering any of its officers or employees ("Employee Plans") or any informal understanding with respect to the foregoing. Each Employee Plan complies in all material respects with applicable laws, including, without limitation, ERISA and the Code. Each Employee Plan has been maintained in material compliance with its terms, and all applicable ERISA and other requirements as to the filing of reports, documents and notices with governmental agencies and the furnishing of documents to participants or beneficiaries have been satisfied. The Company does not nor does its Subsidiary maintain or has ever maintained or contributed to any Employee Plan subject to Title IV of ERISA (relating to defined benefit plans).

        To the Company's knowledge, there are no controversies or labor disputes or union organization activities pending or threatened between the Company or its Subsidiary and any of their employees. To the Company's knowledge, none of the employees of the Company or its Subsidiary belongs to any union or collective bargaining unit. The Company and its Subsidiary have complied materially with all applicable foreign, state and federal equal employment opportunity and other laws and regulations related to employment or working conditions, except that which has not had a would be reasonably expected to have a Material Adverse Effect on the Company and its Subsidiary, taken as a whole.

        4.13 Compliance with Law. All material licenses, franchises, permits, clearances, consents, certificates and other evidences of authority of the Company and its Subsidiary, which are necessary to the conduct of the Company's and its Subsidiary, respective businesses ("Permits") are in full force and effect and the Company is not nor is its Subsidiary in violation of any Permit in any material respect. Except for exceptions have not had or would be reasonably expected to have, a Material Adverse Effect on the Company and its Subsidiary, taken as a whole, the businesses of the Company and its Subsidiary have been conducted in accordance with all applicable laws, regulations, orders and other requirements of governmental authorities.

        4.14 Litigation. There is no claim, dispute, action, proceeding, notice, order, suit, appeal or investigation, at law or in equity, pending or to the Company's knowledge threatened, against the Company or its Subsidiary or any of their respective directors, officers, employees or agents, or involving any of their respective assets or properties, before any court, agency, authority, arbitration panel or other tribunal, except that which has not had or would not reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiary, taken as a whole. The Company is not nor is its Subsidiary subject to any order, writ, injunction or its decree of any court, agency, authority, arbitration panel or other tribunal, nor is the Company or its Subsidiary in default with respect to its notice, order, writ, injunction or decree.

        4.15 Contracts. Section 4.15 of the Disclosure Schedule contains a complete and accurate list of each material executory contract and agreement in the following categories to which the Company or its Subsidiary is a party, or by which the Company or its Subsidiary is bound in any respect: (a) agreements for the purchase, sale, lease or other disposition of equipment, goods, materials, supplies, or capital assets, or for the performance of services which are not terminable without penalty on 30 days' notice, in any case involving more than fifty thousand dollars ($50,000); (b) contracts or agreements for the joint performance of work or services, and all other joint venture, collaboration, research, or other agreements, and grant requests or proposals for research and development contracts in excess of one hundred thousand dollars ($100,000) each; (c) management or employment contracts, consulting or scientific advisory contracts, collective bargaining contracts, termination and severance agreements; (d) notes, mortgages, deeds of trust, loan agreements, security agreement, guarantees, debentures, indentures, credit agreements and other evidences of indebtedness; (e) each Employee Plan (including, without limitation, any contracts or agreements with trustees, insurance companies or others relating to any such employee benefit plan or arrangement); (f) warrants, repurchase or other contracts or agreements relating to the issuance of capital stock or other equity interests of the Company or its Subsidiary; (g) contracts or agreements with any director, officer, employee, consultant or stockholder;
(h) patents, licenses, sublicenses, royalty agreements and other contracts or agreements to which the Company or its Subsidiary is a party, or otherwise subject, relating to Company's Proprietary Rights; (i) personal property or capital equipment leases and other rental, use or service arrangements of the Company and its Subsidiary involving payment obligations in excess of fifty thousand dollars ($50,000) and which cannot be terminated without penalty on 30 days' notice; (j) any agreement pursuant to which the Company or its Subsidiary has granted or may grant in the future, to any party, a source code license or option or other right to use or acquire source code; and (k) other material contracts.

        The Company has not nor has its Subsidiary nor, to the knowledge of the Company, has any of its employees entered into any contract or agreement containing covenants limiting the right of the Company or its Subsidiary to compete in any business or with any person. As used in this

Agreement,   the  terms  "contract"  and  "agreement"  include  every  contract, agreement, commitment, understanding and promise, whether written or oral.

        4.16   No Default.

        (a) Each of the contracts, agreements or other instruments referred to in Section is a legal, binding and enforceable obligation by or against the Company or its Subsidiary, as the case may be, subject to the effect of applicable bankruptcy, insolvency, reorganization, moratorium or other similar federal or state laws affecting the rights of creditors and the effect or availability of rules of law governing specific performance, injunctive relief or other equitable remedies. To the Company's knowledge, no party with whom the Company or its Subsidiary has an agreement or contract is in default thereunder or has breached any term or provision thereof which has had or would be reasonably expected to have a Material Adverse Effect on the business of the Company and its Subsidiary, taken as a whole.

        (b) The Company and its Subsidiary, in all material respects, have performed, or are now performing, the obligations of, and the Company is not nor is its Subsidiary in material default (or would by the lapse of time and/or the giving of notice be in material default) in respect of, any contract, agreement or commitment binding upon it or its assets or properties and material to the conduct of its business. No third party has notified the Company or its Subsidiary of any claim, dispute or controversy with respect to any of the executory contracts of the Company or such Subsidiary, as the case may be, nor has the Company or its Subsidiary received notice or warning of alleged nonperformance, delay in delivery or other noncompliance by the Company or its Subsidiary with respect to its obligations under any of those contracts.

        4.17 Major Customers. Schedule 4.17 of the Disclosure Schedule sets forth a complete and correct list of the twenty five (25) largest customers of the Company and its Subsidiary in terms of sales revenue during the twelve (12) month period ended December 31, 1997. Except as set forth and described in
Schedule 4.17, no customer identified in the Disclosure Schedule has given the Company or its Subsidiary any notice terminating, suspending or reducing in any material respect, or specifying an intention to terminate, suspend or reduce in any material respect in the future, or otherwise reflecting a material adverse change in, the business relationship between such customer and the Company and its Subsidiary and, to the knowledge of the Company and the Securityholders, there has not been any material adverse change in the business relationship of the Company or its Subsidiary with any such customer since December 31, 1997.

        4.18   Proprietary Rights.

        (a) Section 4.18 of the Disclosure Schedule sets forth a complete and accurate list (the "Intellectual Property Disclosure Schedule") of all patents and applications for patents, trademarks, trade names, service marks, and copyrights, and applications therefor, owned by the Company and its Subsidiary. Such list specifies, as applicable: (i) the title of the patent, trademark, trade name, service mark, copyright or application therefor; (ii) the jurisdiction by or in which such patent, trademark, trade name, service mark or copyright has been issued or registered or in which an application has been filed, including the registration or application numbers; and (iii) material licenses, sublicenses and similar agreements to which the Company or its Subsidiary is a party or pursuant to which any other party is authorized to use, exercise or receive any benefit from any Proprietary Rights (as defined below) of the Company or its Subsidiary.

        (b) To the Company's knowledge, the Company and its Subsidiary owns or possesses or has the right to obtain valid licenses or other rights to use all patents, patent applications, trademarks, trademark applications, trade secrets, service marks, trade names, copyrights, inventions, drawings, designs, proprietary know-how or information, or other rights with respect thereto (collectively referred to as "Proprietary Rights"), used or currently proposed to be used in the business of the Company or such its Subsidiary, as the case may be, and the same are sufficient to conduct the Company's or its Subsidiary's business as it has been and is now being conducted. The Company or its Subsidiary, as the case may be, has the rights to use, sell, license, sublicense, assign, transfer, convey or dispose of such Proprietary Rights and the products, processes and materials covered thereby.

        (c) To the knowledge of the Company, the operations of the Company and its Subsidiary do not conflict with or infringe, and no one has asserted to the Company that such operations conflict with or infringe, any Proprietary Rights, owned, possessed or used by any third party. There are no claims, disputes, actions, proceedings, suits or appeals pending against the Company or Subsidiary with respect to any Proprietary Rights, and to the Company's knowledge, none has been threatened against the Company or its Subsidiary. The Proprietary Rights of the Company are free of any unresolved ownership disputes with respect to any third party and to the best knowledge of the Company there is no unauthorized use, infringement or misappropriation of any of such Proprietary Rights by any third party, including any employee or former employee of the Company or its Subsidiary nor is there any breach of any license, sublicense or other agreement authorizing another party to use such Proprietary Rights of the Company. The Company has not nor has its Subsidiary has entered into any agreement granting any third party the right to bring infringement actions with respect to, or otherwise to enforce rights with respect to, any such Proprietary Right of the Company which has had or would reasonably be expected to have a Material Adverse Effect on its Company and its Subsidiary, taken as a whole.

        (d) The Intellectual Property Disclosure Schedule contains a complete and accurate list of any proceedings before any patent or trademark authority to which the Company or its Subsidiary is a party, a description of the subject matter of each proceeding, and the current status of each proceeding, including, without limitation, interferences, priority contests, opposition, and protests. Such list includes any pending applications for reissue or reexamination of a patent. The Company or its Subsidiary has the exclusive right to file, prosecute and maintain any such applications for patents, copyrights or trademarks and the patents and registrations that issue therefrom.

        (e) All patents and registered trademarks, service marks, and other Company product or service identifiers and registered copyrights held by the Company and its Subsidiary are valid and enforceable.

        (f) The Company and its Subsidiary have taken all other measures it deems reasonable to maintain the confidentiality of the Proprietary Rights of the Company used or proposed to be used in the conduct of its business the value of which to the Company and its Subsidiary is contingent upon maintenance of the confidentiality thereof.

        (g) The Company and its Subsidiary have secured valid written assignments from all consultants and employees who contributed to the creation or development of the Company's or its Subsidiary's Proprietary Rights of the rights to such contributions that the Company or its Subsidiary does not already own by operation of law.

        (h) Except as set forth in the Intellectual Property Disclosure Schedule, each employee and officer of and consultant to the Company and its Subsidiary has executed a Proprietary Information and Inventions Agreement or other nondisclosure agreement and either a Non-Competition Agreement or a Key Employee Agreement material in the forms provided to Meadowbrook. To the Company's, knowledge, no employee or officer of or consultant to the Company is in violation of any material term of any employment contract, proprietary information and inventions agreement, non-competition agreement, or any other contract or agreement relating to the relationship of any such employee or consultant with the Company or any previous employer.

        4.19 Insurance. The Company has provided Meadowbrook with copies of all insurance policies to which the Company or its Subsidiary is a party or is a beneficiary or named insured. All the insurable properties of the Company and its Subsidiary are insured pursuant to insurance policies in full force and effect. There have been no claims in excess of twenty-five thousand dollars ($25,000) asserted under any of the insurance policies of the Company or its Subsidiary in respect of all general liability, professional liability, errors and omissions, and worker's compensation and medical claims since the Company's incorporation.

        4.20 Brokers or Finders. Neither the Company nor any of its officers, directors, employees or stockholders has employed any broker or finder or incurred any liability for any brokerage, finder's or similar fees or commissions in connection with this Agreement or the transactions contemplated hereby.

        4.21 Related Parties. No officer or director of the Company, or any affiliate of the Company or any such person, has, either directly or indirectly,
(a) a material interest in any corporation, partnership, firm or other person or entity which furnishes or sells services or products which are similar to those furnished or sold by the Company or its Subsidiary, or (b) a beneficial interest in any material contract or agreement to which the Company or its Subsidiary is a party or by which the Company or a Subsidiary may be bound.

        4.22 Certain Advances. There are no receivables of the Company or its Subsidiary owing from directors, officers, employees, consultants or stockholders of the Company or its Subsidiary, as the case may be, or owing by any affiliate of any director or officer of the Company or its Subsidiary, other than advances in the ordinary course of business consistent with past practice to officers and employees for reimbursable business expenses which are not in excess of ten thousand dollars ($10,000) for any one individual.

        4.23 No Misleading Statements. No representation or warranty made herein, in the Disclosure Schedule or in the Appendices, Schedules and Exhibits attached hereto or any written statement or certificate furnished or to be furnished to Meadowbrook pursuant hereto or in connection with the transactions contemplated hereby (when read together) contains any untrue statement of a material fact or omits a material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which they are made, not misleading. The Company has disclosed to Meadowbrook all material information of which it is aware relating specifically to the operations and business of the Company as of the date of this Agreement or relating to the transactions contemplated by this Agreement.

        4.24 Company Proxy Statement. The information supplied by the Company for inclusion in the information statement to be sent to the stockholders of the Company in connection with the meeting of the Company stockholders to consider the Merger (the "Company Stockholders Meeting") or in connection with any written consent of stockholders of the Company (such proxy or information statement as amended or supplemented is referred to herein as the "Company Proxy Statement") shall not, on the date the Company Proxy Statement is first mailed to the Company stockholders, at the time of the Company Stockholders Meeting, or written consent of the Company stockholders and at the Effective Time, contain any statement which is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not false or misleading. If at any time prior to the Effective Time any event or information should be discovered by the Company which should be set forth in an amendment to the Company Proxy Statement, the Company shall promptly inform Meadowbrook and Interset and shall communicate such information to the Company stockholders in an appropriate manner. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by Meadowbrook or Interset which is contained in any of the foregoing documents.


                                    ARTICLE V

           REPRESENTATIONS AND WARRANTIES OF MEADOWBROOK AND INTERSET

        Meadowbrook and Interset represent and warrant to the Company and the Securityholders as follows:

        5.1 Organization. Each of Meadowbrook and Interset is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of Meadowbrook and Interset is qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which the nature of its business requires such qualification, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect on Meadowbrook and its subsidiaries, taken as a whole. The copies of Meadowbrook's Restated Certificate of Incorporation and Interset's Certificate of Incorporation and ByLaws that have been delivered to the Company are complete and correct and in full force and effect. All of the issued and outstanding capital stock of Interset is owned by Meadowbrook.

        5.2    Capital Structure.

        (a) The authorized capital stock of Meadowbrook consists of fifteen million (15,000,000) shares of Meadowbrook Common, $.01 par value, five million (5,000,000) shares of Class B Common Stock, par value $.01 per share (the "Meadowbrook Class B Common") and one million (1,000,000) shares of preferred stock, $.01 par value ("the Meadowbrook Preferred"). As of the date of this Agreement, there were issued and outstanding one million one hundred fifty-seven thousand two hundred forty-four (1,157,244) shares of Meadowbrook Common, seven hundred seventy three thousand (773,000) shares of Meadowbrook Class B Common and no shares of Meadowbrook Preferred. As of the date of this Agreement, there were no shares of Meadowbrook Common reserved for issuance upon conversion of Meadowbrook Preferred. The rights, preferences and privileges of the Meadowbrook Common, the Meadowbrook Class B Common and the Meadowbrook Preferred are as set forth in the Meadowbrook's Restated Certificate of Incorporation.

        (b) As of the date of this Agreement, there were outstanding options to acquire 63,334 shares of Meadowbrook Common (the "Meadowbrook Options"). As of the date of this Agreement, there were an aggregate of 41,667 shares of Meadowbrook Common reserved for issuance upon the exercise of outstanding Meadowbrook Options.

        (c) Other than as described paragraphs (a) and (b) above, there are no other outstanding shares of capital stock or other equity securities of Meadowbrook and no other options, warrants, calls, conversion rights, commitments or agreements of any character to which Meadowbrook is a party or by which Meadowbrook may be bound that do or may obligate Meadowbrook to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of Meadowbrook's capital stock or securities convertible into or exchangeable for Meadowbrook's capital stock or that do or may obligate Meadowbrook to grant, extend or enter into any such option, warrant, call, conversion right, commitment or agreement.

        (d) Of the issued and outstanding shares of Meadowbrook Common, no shares are subject to repurchase or redemption. All outstanding shares of Meadowbrook Common are, and any shares of Meadowbrook Common issued upon exercise of any options (subject to receipt of the exercise prices as provided therein) will be, validly issued, fully paid and nonassessable and not subject to preemptive rights created by statute, Meadowbrook's Restated Certificate of Incorporation or Bylaws or any agreement to which Meadowbrook is a party or by which Meadowbrook may be bound. All outstanding securities of Meadowbrook have been issued in compliance with applicable federal and state securities laws.

        (e) Except as contemplated by this Agreement and the Meadowbrook Voting Agreement, Meadowbrook is not a party or subject to any agreement or understanding, and there is no voting trust, proxy, or other agreement or understanding between or among any persons that affects or relates to the voting or giving of written consent with respect to any outstanding security of Meadowbrook, the election of directors, the appointment of officers or other actions of Meadowbrook's Board or the management of Meadowbrook.


        5.3 Authority. Each of Meadowbrook and Interset has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder and consummate the transactions contemplated hereby. The execution and delivery of this Agreement, the performance by each of Meadowbrook and Interset of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Meadowbrook and Interset, including approval of the Board of Directors of Meadowbrook (the "Meadowbrook Board") and Interset and the approval of the stockholders of Meadowbrook and Interset (by virtue of the written consent of the majority stockholder of Meadowbrook). This Agreement is a valid and binding obligation of each of Meadowbrook and Interset.

        5.4 No Conflict with Other Instruments. The execution, delivery and performance of this Agreement and the transactions contemplated hereby (a) will not result in any violation of, conflict with, constitute a breach, violation or default (with or without notice or lapse of time, or both)
under, give rise to a right of termination, cancellation, forfeiture or acceleration of any obligation or loss of any benefit under, or result in the creation or encumbrance on any of the properties or assets of Meadowbrook or any of its subsidiaries, including Interset, pursuant to (i) any provision of Meadowbrook's Restated Certificate of Incorporation or Interset's Certificate of Incorporation or Bylaws, or (ii) any agreement, contract, understanding, note, mortgage, indenture, lease, franchise, license, permit or other instrument to which Meadowbrook or any of its subsidiaries is a party or by which the properties or assets of Meadowbrook or any of its subsidiaries is bound, or (b) to the knowledge of Meadowbrook after reasonable inquiry, conflict with or result in any breach or violation of any statute, judgment, decree, order, rule or governmental regulation applicable to Meadowbrook or any of its subsidiaries or their respective properties or assets, except, in the case of clauses (a)(ii) and (b) for any of the foregoing that would not, individually or in the aggregate, have a Material Adverse Effect on Meadowbrook and its subsidiaries, taken as a whole, or that could not result in the creation of any material lien, charge or encumbrance upon any assets of Meadowbrook or any of its subsidiaries or that could not prevent, materially delay or materially burden the transactions contemplated by this Agreement.

        5.5 Governmental Consents. No consent, approval, order or authorization of, or registration, declaration or filing with, any governmental authority is required by or with respect to Meadowbrook or Interset in connection with the execution and delivery of this Agreement by Meadowbrook and Interset or the consummation by Meadowbrook and Interset of the transactions contemplated hereby, except for (a) the filing of the Certificate of Merger with the Delaware Secretary of State and the California Secretary of State and (b) such consents, approvals, orders, authorizations, registrations, declarations, qualifications or filings as may be required under federal or state securities laws in connection with the transactions set forth herein or which the failure to obtain would not have a material adverse effect on the consummation by Meadowbrook of the transactions contemplated hereby.

        5.6 SEC Documents. Meadowbrook has furnished to the Company complete and accurate copies of Meadowbrook's Annual Report on Form 10-K for the fiscal year ended June 30, 1997, Meadowbrook's Quarterly Report on Form 10-Q for the quarters ended September 30, 1997 and December 31, 1997 and Meadowbrook's Proxy Statement for its Annual Meeting of Stockholders held on November 20, 1997 ("Meadowbrook's SEC Filings"), each as filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). As of their respective filing dates, Meadowbrook's SEC Filings complied in all material respects with the requirements of the Exchange Act and, as of their respective filing dates, Meadowbrook's SEC Filings did not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. All other documents subsequently filed by Meadowbrook pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Agreement and before the termination of this Agreement, shall be incorporated by reference into the term "Meadowbrook's SEC Filings."

        5.7 Shares of Meadowbrook Common. The shares of Meadowbrook Common to be issued pursuant to the Merger will, when issued and delivered to the Securityholders and the shares of Meadowbrook Common to be issued pursuant to the Converted Company Options will, when issued and delivered to the holders thereof on payment of the consideration provided for therein, be duly authorized, validly issued, fully paid and nonassessable.

        5.8 No Material Adverse Change. Since December 31, 1997, except as disclosed in Meadowbrook's SEC Filings, there has not occurred: (a) any change that resulted or would reasonably be expected to result in a material adverse effect on Meadowbrook and its subsidiaries, taken as a whole; (b) any amendment or change in Meadowbrook's Restated Certificate of Incorporation or Bylaws; or
(c) any damage to, destruction or loss of any assets of Meadowbrook (whether or not covered by insurance) that resulted or would reasonably be expected to result in a material adverse effect on Meadowbrook and its subsidiaries, taken as a whole.

        5.9 Nasdaq National Market. As of the date of this Agreement, Meadowbrook is authorized for quotation on the Nasdaq National Market, provided however, that any subsequent change in Meadowbrook's listing status with the Nasdaq National Market shall not be considered a breach of this representation nor be deemed to have a Material Adverse Effect on Meadowbrook for purposes of this Agreement.

        5.10 Brokers or Finders. Neither Meadowbrook nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage, finder's or similar fees or commissions in connection with this Agreement or the transactions contemplated hereby.

        5.11 Disclosure. None of the information provided by Meadowbrook or Interset and contained in the Company Proxy Statement, at the time such Company Proxy Statement was first delivered to the Company Stockholders and at the time of the Company Stockholders' Meeting, or written consent of the Company Stockholders, and none of the representations and warranties made or other information provided by Meadowbrook or Interset in this Agreement or any Schedule or Exhibit attached hereto, or in any other certificate document or instrument furnished by Meadowbrook or Interset either pursuant to the terms of this Agreement or in connection with the transactions contemplated hereby contains or will contain at the Effective Time any untrue statement of a material fact or omits or will omit to state at the Effective Time a material fact known to Meadowbrook necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.


                                   ARTICLE VI

                       CONDUCT PRIOR TO THE EFFECTIVE TIME

        6.1 Conduct of Business of the Company. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement and the Effective Time, the Company agrees (except as contemplated by this Agreement or to the extent that Meadowbrook shall otherwise consent in writing) to carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, to pay its debts and Taxes when due, to pay or perform other obligations when due, and, to the extent consistent with such business, to use all commercially reasonable efforts consistent with past practice and policies to preserve intact its present business organization, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, all with the goal of preserving unimpaired its goodwill and ongoing businesses at the Effective Time (and to cause its Subsidiary to do the same).

        Following the date of this Agreement, the Company shall promptly notify Meadowbrook of any materially negative event related to the Company and its Subsidiary or the business of the Company and its Subsidiary, taken as a whole. Without limiting the foregoing, except as expressly contemplated by this Agreement, the Company shall not, and shall not permit its Subsidiary to, without the prior written consent of Meadowbrook:

        (a) Enter into any material commitment or transaction not in the ordinary course of business consistent with past practice;

        (b) Transfer to any person or entity any material rights to the Proprietary Rights of the Company, other than pursuant to licenses in the ordinary course of business consistent with past practice;

        (c) Enter into any material agreements (or material amendments thereto) pursuant to which any unrelated third party is granted marketing, distribution or similar rights of any type or scope with respect to any products of the Company or its Subsidiary other than in the ordinary course of business consistent with past practice;

        (d) Amend or otherwise modify, except in the ordinary course of business consistent with past practice, or violate the material terms of, any of the agreements set forth or described in the Disclosure Schedule;

        (e)  Commence any material litigation;

        (f) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity interests, or repurchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock (or options, warrants or other rights exercisable therefor), except in connection with the restructuring of its indebtedness;

        (g) Except for the issuance of shares of Company Stock upon exercise of presently outstanding Company Options or upon conversion of outstanding Company Preferred, issue, grant, deliver or sell or authorize or propose the issuance, grant, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, except in connection with the restructuring of its indebtedness;

        (h) Cause or permit any amendments to its Amended and Restated Articles of Incorporation or Bylaws (or other charter documents) except as contemplated by this Agreement;

        (i) Acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets in an amount in excess of fifty thousand dollars ($50,000) in the case of a single transaction or in excess of one hundred thousand dollars ($100,000) in the aggregate in any 30-day period;

        (j) Sell, lease, license or otherwise dispose of any of its properties or assets in excess of fifty thousand dollars ($50,000), except in the ordinary course of business consistent with past practice;

        (k) Except as contemplated by Section 7.12 of this Agreement, incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any of its debt securities or guarantee any debt securities of others;

        (l) Grant any severance or termination pay (i) to any director or officer or (ii) to any other employee other than pursuant to the existing agreements of the Company or its Subsidiary;

        (m) Adopt or amend any employee benefit plan, or enter into any employment contract, extend employment offers to any person whose aggregate annual base salary would exceed fifty thousand dollars ($50,000) pay or agree to pay any special bonus or special remuneration to any director or employee other than in connection with normal annual bonus and salary adjustments for all non-officers and directors upon consultation with Meadowbrook, or increase the salaries or wage rates of its other employees, except as consistent with the ordinary course of business consistent with past practice;

        (n) Revalue any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable, other than in the ordinary course of business consistent with past practice;

        (o) Pay, discharge or satisfy, in an amount in excess of twenty-five thousand dollars ($25,000) (in any one case) or seventy-five thousand dollars ($75,000) (in the aggregate), any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in the Financial Statements or that arose in the ordinary course of business subsequent to December 31, 1997 or unless payment of such claim, liability or obligation is due in accordance with its terms or expenses consistent with the provisions of this Agreement incurred in connection with the transactions contemplated hereby and is not in excess of twenty-five thousand dollars ($25,000);

        (p) Make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes; or

        (q) Take, or agree in writing or otherwise to take, any of the actions described in Sections 6.1(a) through 6.1(p) above, or any other action that would prevent the Company from performing or cause the Company not to perform its covenants hereunder.

        6.2    No Solicitation.

        (a) Until the earlier of the Effective Time and the date of termination of this Agreement, the Company agrees that it shall not, and shall not authorize or permit of its Subsidiary or any of its or its Subsidiary's officers, directors, agents, representatives or affiliates to, directly or indirectly, take any of the following actions with any party other than Meadowbrook and its designees: solicit, initiate, facilitate or encourage (including by way of furnishing or disclosing non-public information) any inquiries or the making of any proposal with respect to any merger, consolidation or other business combination involving the Company or its Subsidiary or acquisition of any kind of material portion of the capital stock or assets of the Company or its Subsidiary (an "Acquisition Transaction") or negotiate, explore or otherwise communicate in any way with any third party with respect to any Acquisition Transaction or enter into any agreement, arrangement or understanding with respect to an Acquisition Transaction or requiring it to abandon, terminate, or fail to consummate the Merger or any other transactions contemplated by this Agreement, or make or authorize any statement, recommendation or solicitation in support of any Acquisition Transaction with any third party other than Meadowbrook and Interset.

        (b) If (i) the Company or its representatives receives prior to the earlier of the Effective Time and the termination of this Agreement any offer, letter of intent or other proposal, as applicable, relating to an Acquisition Transaction or any request for non-public information relating to the Company in connection with an Acquisition Transaction or for access to the properties, books or records of the Company or its Subsidiary by any person or entity that informs the Company Board that it is considering making, or has made, a proposal relating to an Acquisition Transaction, the Company shall promptly notify Meadowbrook orally and in writing thereof, including information as to the identity of the offeror or the party making any such offer or proposal and the specific terms of such offer or proposal, as the case may be, and such other information related thereto as Meadowbrook may reasonably request.

        6.3 Conduct of Business of Meadowbrook. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement and the Effective Time, Meadowbrook agrees (except as contemplated by this Agreement or to the extent that the Company shall otherwise consent in writing, which consent shall not be unreasonably withheld, delayed or conditioned) to carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, to pay its debts and Taxes when due, to pay or perform other obligations when due, and, to the extent consistent with such business, to use all commercially reasonable efforts consistent with past practice and policies to preserve intact its present business organization, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, all with the goal of preserving unimpaired its goodwill and ongoing businesses at the Effective Time. Following the date of this Agreement, Meadowbrook shall promptly notify the Company of any materially negative event related to Meadowbrook or its business. Notwithstanding the foregoing, prior to the Closing Date, Meadowbrook further agrees not to take any of the following actions (except as contemplated by this Agreement or to the extent that the Company shall otherwise consent in writing, which consent shall not be unreasonably withheld, delayed or conditioned):

        (a) Cause or permit any amendments to its Restated Certificate of Incorporation or Bylaws (or other charter documents) except as contemplated by this Agreement;

        (b) Acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets in an amount in excess of one hundred thousand dollars ($100,000) in the case of a single transaction or in excess of three hundred thousand dollars ($300,000) in the aggregate in any 30-day period;

        (c) Sell, lease, license or otherwise dispose of any of its properties or assets in excess of three hundred thousand dollars ($300,000), except in the ordinary course of business consistent with past practice; or

        (d) Issue, grant, deliver or sell or authorize or propose the issuance, grant, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, except for the issuance of shares of Meadowbrook Common upon the exercise of presently outstanding Meadowbrook Options in an amount not to exceed thirty thousand (30,000) shares or to effect any stock split or combination, exchange or readjustment of shares.


                                   ARTICLE VII

                              ADDITIONAL AGREEMENTS

        7.1 Approval of the Company Stockholders. Prior to the Closing Date and at the earliest practicable date following the date hereof, the Company will solicit written consents from its stockholders seeking, or hold the Company Stockholders Meeting for the purpose of seeking, approval of this Agreement, the Merger and related matters. If the Company holds the Company Stockholders Meeting, the Board of Directors will solicit proxies from the Company's stockholders to vote such stockholders' shares at the Company Stockholders Meeting. In soliciting such written consent or proxies, the Board of Directors of the Company will recommend to the stockholders of the Company that they approve this Agreement and the Merger and shall use its reasonable efforts to obtain the approval of the stockholders of the Company entitled to vote on or consent to this Agreement and the Merger in accordance with the CGCL and the Company's Articles of Incorporation. The Board of Directors of the Company shall not take any action to amend or nullify its resolution approving, or its recommendation to stockholders of, this Agreement and the transactions contemplated hereby.

        7.2 Preparation of Company Proxy Statement. The Company and Meadowbrook will prepare as soon as reasonably practicable the Company Proxy Statement in form and substance reasonably acceptable to Meadowbrook, with respect to the solicitation of written consents and/or proxies from the stockholders of the Company to approve this Agreement, the Merger and related matters. The Company Proxy Statement shall be in such form and contain such information so as to permit compliance by Meadowbrook with the requirements of Regulation D under the Securities Act of 1933, as amended (the "Securities Act") in connection with the issuance of shares of Meadowbrook Common in the Merger.

        7.3 Access to Information; Interim Financial Information. Subject to any applicable contractual confidentiality obligations (which each party shall use all commercially reasonable efforts to cause to be waived) each party shall afford the other party and its accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to (a) all of its and its subsidiaries' properties, books, contracts, agreements and records, and (b) all other information concerning the business, properties and personnel (subject to restrictions imposed by applicable law) of it and its subsidiaries as the others may reasonably request. No information or knowledge obtained in any investigation pursuant to this Section shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger. Promptly following the end of each month between the date of this Agreement and the Closing Date, the Company shall prepare and furnish to Meadowbrook financial statements of the Company as of and for the month and year-to-date periods ending on the last day of such month, all prepared in a manner consistent with the Company's past practice.

        7.4 Confidentiality. Each of the parties hereto hereby agrees to use reasonable efforts to assure that any non-public information that such party may obtain from another party in connection with this Agreement will be confidential and, unless and until the Closing occurs, such party will not disclose any such information to any other Person (other than on a "need-to-know" basis to its stockholders, directors, managers, officers, partners and employees, and representatives of its advisers, investors and lenders whose knowledge thereof is necessary in order to facilitate the consummation of the Merger) or use such information to the detriment of the other parties; provided that (a) such party may use and disclose any such information once it has been publicly disclosed (other than by such party in breach of its obligations under this Section ) or which rightfully has come into the possession of such party (other than from the other parties), and (b) to the extent that such party may, in the reasonable opinion of its counsel, be compelled by applicable law or any legal requirement to disclose any of such information, such party may disclose such information if it will have used all reasonable efforts, and will have afforded the other parties the opportunity, to obtain an appropriate protective order, or other satisfactory assurance of confidential treatment, for the information compelled to be disclosed. The obligation by the parties to hold information in confidence pursuant to this Section will be satisfied if such party exercises the same care with respect to such information as it would exercise to preserve the confidentiality of its own similar information. In the event of termination of this Agreement, each party will cause to be delivered to the other, and retain no copies of, any documents, work papers and other materials obtained by such party or on its behalf from the other parties, whether so obtained before or after the execution hereof as long as such documents, work papers and other materials do not fall within the exceptions set forth in clauses (a) and (b) of this subsection.

        7.5 Expenses. All fees and expenses incurred in connection with the Merger including, without limitation, all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, shall be the obligation of the respective party incurring such fees and expenses; provided, however, at the Closing, Meadowbrook shall pay the reasonable fees and expenses of Cooley Godward LLP, incurred in their representation of the Company, in an amount not to exceed twenty five thousand dollars ($25,000).

        7.6 Public Disclosure. Unless otherwise required by law (including, without limitation, securities laws) or, as to Meadowbrook, by the rules and regulations of the Nasdaq Stock Market, prior to the Effective Time, no disclosure (whether or not in response to an inquiry) of the discussions or subject matter of this Agreement shall be made by any party hereto unless approved by Meadowbrook and the Company prior to release, provided that such approval shall not be unreasonably withheld.

        7.7 Reasonable Efforts. Subject to the terms and conditions of this Agreement, each of the parties hereto shall use all commercially reasonable efforts to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done promptly all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby, to obtain all necessary waivers, consents and approvals, to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement; provided that neither the Company nor Meadowbrook shall be required to agree to any divestiture by Meadowbrook or the Company, as may be applicable, or any of Meadowbrook's or the Company's subsidiaries or affiliates of shares of capital stock or of any business, assets or properties of Meadowbrook or its affiliates or the Company, its subsidiaries or its affiliates, or the imposition of any material limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock.

        7.8 Conduct; Notification of Certain Matters. Each of Meadowbrook and the Company shall use all commercially reasonable efforts to not take, or fail to take, any action that from the date hereof through the Closing would cause or constitute a breach of any of its respective representations, warranties, agreements and covenants set forth in this Agreement. The Company shall give prompt written notice to Meadowbrook, and Meadowbrook shall give prompt written notice to the Company, of (a) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which causes or is likely to cause any representation or warranty of the Company or Meadowbrook or Interset, respectively, contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time and (b) any failure of the Company or Meadowbrook or Interset, as the case may be, to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section shall not limit or otherwise affect the other party's right to rely on the representations and warranties herein or any the other remedies available to the party receiving such notice.

        7.9 Tax-Free Reorganization. Meadowbrook and the Company shall each use all commercially reasonable efforts to cause the Merger to be treated as a reorganization within the meaning of Section 368 of the Code, including the execution of tax representation certificates standard for transactions of this type.

        7.10 Blue Sky Laws. Meadowbrook shall take such steps as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable to the issuance of the shares of Meadowbrook Common pursuant hereto. The Company shall use all reasonable efforts to assist Meadowbrook as may be reasonably necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable in connection with the issuance of the shares of Meadowbrook Common pursuant hereto.

        7.11 Compliance with Exchange Act. As promptly as practicable after the date hereof, Meadowbrook shall, in accordance with Section 14(c) of the Exchange Act, file with the Securities and Exchange Commission and distribute to stockholders of Meadowbrook an Information Statement which contains the information required by Regulation 14C under the Exchange Act. Such Information Statement shall be referred to as the "Meadowbrook Information Statement."

        7.12 Meadowbrook Funding. Prior to the Closing Date Meadowbrook agrees to advance funding to the Company in an aggregate amount not to exceed five hundred thousand dollars ($500,000) in accordance with the terms and conditions of the Secured Bridge Financing Note attached hereto as Exhibit C.

        7.13 Meadowbrook Voting Agreement. The Meadowbrook Voting Agreement shall be entered into by the parties thereto.

        7.14 Registration Rights Agreement. Meadowbrook and the Securityholders shall enter into the Registration Rights Agreement attached hereto as Exhibit D.

        7.15 Additional Documents and Further Assurances. Each party hereto, at the reasonable request of the other party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be reasonably necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

        7.16 Indemnification. Meadowbrook shall guarantee and shall cause the Surviving Corporation to maintain and perform in the same manner the Company's existing indemnification provisions with respect to present and former directors and officers of the Company for all losses, claims, damages, expenses or liabilities arising out of actions or omissions or alleged actions or omissions occurring at or prior to the Effective Time to the extent permitted or required under applicable law and the Company's Amended and Restated Articles of Incorporation and Bylaws in effect as of the date hereof (to the extent consistent with applicable law), for a period of not less than six (6) years after the Effective Time.

        7.17 Waiver of Rights of First Refusal. Each Securityholder hereby waives, as of the Effective Time, the Right of First Refusal and any corresponding notice requirements set forth in Section 4 of the Investor Rights Agreement, dated April 17, 1997 between the Company and certain shareholders of the Company (the "Investor Rights Agreement") arising from any issuance of equity securities by the Company prior to the date hereof, including without limitation the issuance of warrants to Frederick Adler ("Adler") and Euro-America II, L.P. ("EAII") in connection with loans to the Company made by Adler and EAII. The Securityholders and the Company further agree to cause the termination of the Investor Rights Agreement as of the Effective Time.


                                  ARTICLE VIII

                            CONDITIONS TO THE MERGER

        8.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to consummate the Merger shall be subject to the satisfaction at or prior to the Closing of the following conditions:

        (a) Stockholder Approval. This Agreement shall have been approved and adopted by the requisite vote of the stockholders of the Company.

        (b) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect.

        8.2 Additional Conditions to Obligations of the Company. The obligations of the Company to consummate the Merger and the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

        (a) Representations and Warranties. The representations and warranties of Meadowbrook and Interset contained in this Agreement shall be true and correct on the date hereof and on and as of the Closing Date, as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, which need be true and correct only as of the specified date), except for changes contemplated by this Agreement and except for such inaccuracies that, considered collectively, have not had and would not reasonably be expected to have a Material Adverse Effect on Meadowbrook (it being understood that, for purposes of determining the accuracy of such representations and warranties, all "Material Adverse Effect" and other materiality qualifications contained in such representations and warranties shall be disregarded).

        (b) Agreements and Covenants. Each of Meadowbrook and Interset shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

        (c) Officer's Certificate. Each of Meadowbrook and Interset shall have furnished the Company with a certificate dated the Closing Date signed on behalf of it by the Chief Executive Officer or President to the effect that the conditions set forth in Sections 7.2(a) and (b) have been satisfied.

        (d) Meadowbrook Voting Agreement. The relevant parties shall have entered into the Meadowbrook Voting Agreement substantially in the form attached hereto as Exhibit B.

        (e) Board of Directors. The size of the Board of Directors of Meadowbrook shall have been increased to six (6) members and the three (3) individuals nominated by the Company (and reasonably acceptable to Meadowbrook) shall have been appointed to the Board of Directors of Meadowbrook.

        (f) Restructuring. The Securityholders, on behalf of the Company, shall have caused to be paid such amounts as may be necessary to reduce the Company's outstanding indebtedness to U.S. Trust Florida to an amount no greater than one million dollars ($1,000,000). The Company's indebtedness to its stockholders shall have been eliminated.

        (g) Private Placement Exemption. The issuance of shares of Meadowbrook Common pursuant to the Merger will be exempt from the registration requirements of Section 5 of the Securities Act pursuant to an appropriate exemption available under Regulation D under the Securities Act.

        (h) Registration Rights Agreement. Meadowbrook and the Securityholders shall have entered into the Registration Rights Agreement substantially in the form attached hereto as Exhibit D.

        (i) Amendment to Meadowbrook Bylaws. Meadowbrook shall have amended its Bylaws to provide that Meadowbrook shall not take any action relating to a Special Transaction (as defined below) unless such action is approved by four
(4) or more directors of Meadowbrook. Meadowbrook agrees that such bylaw provision shall not be amended or be nullified during the term of the Meadowbrook Voting Agreement. The term "Special Transaction" shall mean any of:
(i) any merger, consolidation or other business combination by Meadowbrook with one or more persons in which Meadowbrook is not the continuing or surviving corporation of such merger, consolidation or other business combination; (ii) the dissolution or liquidation of Meadowbrook; and (iii) any sale, lease, exchange, mortgage, pledge or transfer of all or substantially all of the assets of Meadowbrook.

        (j) Material Adverse Change. Since the date of this Agreement, there shall not have been any material adverse change on Meadowbrook and its subsidiaries, taken as a whole, or any material adverse effect on the ability of Meadowbrook to consummate the transactions contemplated hereby. For purposes of this condition, a reduction in the trading price of Meadowbrook Common, as reported by the Nasdaq Stock Market, whether occurring at any time or from time to time, shall not, in and of itself, constitute a material adverse effect.

        8.3 Additional Conditions to the Obligations of Meadowbrook and Interset. The obligations of Meadowbrook and Interset to consummate the Merger and the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by Meadowbrook:

        (a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall be true and correct on the date hereof and on and as of the Closing Date, as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, which need be true and correct only as of the specified date), except for changes contemplated by this Agreement and except for such inaccuracies that, considered collectively, have not had and would not reasonably be expected to have a Material Adverse Effect on the Company (it being understood that, for purposes of determining the accuracy of such representations and warranties, all "Material Adverse Effect" and other materiality qualifications contained in such representations and warranties shall be disregarded).

        (b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

        (c) Officer's Certificate. The Company shall have furnished Meadowbrook with a certificate dated the Closing Date signed on behalf of it by its Chief Executive Officer or President to the effect that the conditions set forth in Sections 7.7(a) and (b) have been satisfied.

        (d) Meadowbrook Information Statement. A period of twenty (20) calendar days shall have elapsed after the date on which the Meadowbrook Information Statement was sent to stockholders of Meadowbrook pursuant to Regulation 14C under the Exchange Act or Meadowbrook shall have held a stockholders meeting for the purposes of approving the Merger and this Agreement.

        (e) Material Adverse Change. Since the date of this Agreement, there shall not have been any material adverse change on the Company and its Subsidiary, taken as a whole, or any material adverse effect on the ability of the Company to consummate the transactions contemplated hereby.

        (f) Third Party Consents. Meadowbrook shall have been furnished with evidence satisfactory to it that the Company has obtained the consents, approvals, assignments and waivers set forth in the Disclosure Schedule, except for such consents, approvals, assignments and waivers that would not reasonably be expected to have a Material Adverse Effect.

        (g) Resignations. Meadowbrook shall have received the resignations of the directors and officers of the Company, to be effective immediately upon the Closing.

        (h) Restructuring. The Securityholders, on behalf of the Company, shall have caused to be paid such amounts as may be necessary to reduce the Company's indebtedness to U.S. Trust Florida to an amount no greater than one million dollars ($1,000,000). The Company's indebtedness to its stockholders shall have been repaid in full, together with interest thereon (including, without limitation, any prepayment premium). Meadowbrook shall have received evidence in form, scope and substance satisfactory to Meadowbrook that the matters set forth in this Section have been satisfied (including promissory notes evidencing indebtedness to the Company's stockholders marked "canceled").

        (i) Private Placement Exemption. Meadowbrook shall be satisfied that the issuance of shares of Meadowbrook Common pursuant to the Merger will be exempt from the registration requirements of Section 5 of the Securities Act pursuant to an appropriate exemption available under Regulation D under the Securities Act.

        (j) Fairness Opinion. Within thirty (30) days of the date of this Agreement, the Board of Directors of Meadowbrook shall have received an opinion from Alliant Partners, in a form reasonably satisfactory to such Board of Directors, to the effect that the Merger and the transactions contemplated by this Agreement are fair to Meadowbrook from a financial point of view.


                                   ARTICLE IX

                                 INDEMNIFICATION

        9.1 Survival of Representations and Warranties. All of the Company's representations and warranties in this Agreement, the Disclosure Schedule, the supplements to the Disclosure Schedule, the certificate delivered pursuant to Section , and any other certificate or instrument delivered pursuant to this Agreement shall survive the Merger and continue until 5:00 p.m., California time, on the earlier of the date which is one year after the Closing Date (the "Expiration Date") or the applicable statute of limitations and shall not be affected by any investigation conducted for or on behalf of Meadowbrook with respect thereto or any knowledge acquired by Meadowbrook or its officers, directors, employees, stockholders or agents as to the accuracy or inaccuracy of any such representation or warranty. The waiver of any condition based on the accuracy of any representation or warranty, or the performance or compliance of any covenant or obligation, will not affect the right to indemnification set forth in this
Article IX.

        9.2    Indemnification.

        (a) Indemnification. Subject to the limitations set forth herein, by approval and adoption of this Agreement, each of the Securityholders agrees to indemnify Meadowbrook for such Securityholder's pro rata portion (based on the number of shares of Company Stock held by the Securityholder immediately prior to the Effective Time relative to the total number of outstanding shares of Company Stock immediately prior to the Effective Time) of claims, losses, liabilities, damages, deficiencies, costs and expenses, including reasonable attorneys' fees and expenses, and expenses of investigation and defense (calculated after deduction for insurance proceeds recovered or recoverable) incurred by Meadowbrook or the Surviving Corporation directly or indirectly as a result of any inaccuracy or breach of a representation or warranty of the Company contained herein or in any instrument delivered pursuant to this Agreement or any failure by the Company to perform or comply with any covenant contained herein (hereinafter individually a "Loss" and collectively "Losses"). Meadowbrook may not receive any payment for indemnification from the Securityholders unless and until Officer's Certificates (as defined in paragraph
(c) below) identifying Losses, the aggregate cumulative amount of which exceed seventy thousand dollars ($70,000) have been delivered to the Securityholder Agent as provided in paragraph (c); in such case, Meadowbrook may recover from the Securityholders the amount of the cumulative Losses on a pro rata basis; provided, however, that the Securityholders shall have no obligation to make any payment to Meadowbrook with respect to any representation or warranty made in good faith without actual knowledge of falsity. Any payment for indemnification from any Securityholder shall be paid by the forfeiture and return of shares of Meadowbrook Common received as such Securityholder's pro rata portion of the Merger Consideration. In no event shall the maximum aggregate liability of any Securityholder with respect to all claims of indemnification under this Article IX exceed that number of shares of Meadowbrook Common equal to twenty-five percent (25%) of such Securityholder's pro rata portion of the Merger Consideration (valued at the average of the daily market prices of one share of Meadowbrook Common for thirty (30) business days prior to the Effective Time (the "Trading Price"). The daily market price of a share of Meadowbrook Common on any business day will be (a) the last sale price on such day on the principal stock exchange on which shares of Meadowbrook Common are then listed or admitted to trading or (b) if no sales take place on such date, the average of the reported bid and asked prices on such day as officially noted on that exchange. The Trading Price will be appropriately adjusted to reflect the effects of any stock dividend, stock split, reclassification or combination affecting Meadowbrook Common as a class, the record date or ex-dividend date of which occurs during the period in which the Trading Price is to be determined.

        (b)    Securityholder Agent of the Securityholders; Power of Attorney.

        (i) Each Securityholder appoints Philip Chapman, as agent and attorney-in-fact (the "Securityholder Agent") for such Securityholder, to give and receive notices and communications, to authorize in satisfaction of claims by Meadowbrook, to object to such deliveries, to agree to negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Securityholder Agent for the accomplishment of the foregoing. Such agency may be changed by the Securityholders from time to time upon not less than thirty (30) days' prior written notice to Meadowbrook; provided that the Securityholder Agent may not be removed unless two-thirds in interest of the Securityholders agree to such removal and to the identity of the substituted agent. Any vacancy in the position of Securityholder Agent may be filled by approval of a majority in interest of the Securityholders. No bond shall be required of the Securityholder Agent, and the Securityholder Agent shall not receive compensation for his services. Notices or communications to or from the Securityholder Agent shall constitute notice to or from each of the Securityholders.

        (ii) The Securityholder Agent shall not be liable for any act done or omitted hereunder as Securityholder Agent while acting in good faith and in the exercise of reasonable judgment. The Securityholders shall severally indemnify the Securityholder Agent and hold the Securityholder Agent harmless against any loss, liability or expense incurred without negligence or bad faith on the part of the Securityholder Agent and arising out of or in connection with the acceptance or administration of the Securityholder Agent's duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Securityholder Agent.

        (c)    Claims.

        (i) Upon receipt by the Securityholder Agent at any time on or before 5:00 p.m. California time on the Expiration Date of a certificate signed by any officer of Meadowbrook (an "Officer's Certificate"): (A) stating that Meadowbrook has in good faith paid or properly accrued or reasonably anticipates that it will have to pay or accrue Losses, and (B) specifying in reasonable detail the individual items of Losses included in the amount so stated, the date each such item was paid or properly accrued, or the basis for such anticipated liability, and the nature of the misrepresentation, breach of warranty or covenant to which such item is related and to the extent known a reasonable summary of the facts underlying the claim, and if no objection is received from the Securityholder Agent in accordance with Section 9.2(d), each Securityholder shall pay to the Securityholder's Agent an amount equal to such Securityholder's pro rata portion of the Losses (as limited by Section 9.2(a)) and the Securityholder Agent shall deliver to Meadowbrook, as promptly as practicable, an amount equal to such Losses.

        (d)    Resolution of Conflicts; Arbitration.

        (i) If within a period of thirty (30) days following the delivery of the Officer's Certificate, the Securityholder Agent shall object in writing to any claim or claims made in any Officer's Certificate, the Securityholder Agent and Meadowbrook shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Securityholder Agent and Meadowbrook should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties.

        (ii) If no such agreement can be reached after good faith negotiation, either Meadowbrook or the Securityholder Agent may demand arbitration of the matter unless the amount of the damage or loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by three arbitrators. Meadowbrook and the Securityholder Agent shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator, each of which arbitrators shall be independent and have at least ten (10) years relevant experience. The arbitrators shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrators, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrators shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys' fees and costs, to the extent as a court of competent law or equity, should the arbitrators determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of a majority of the three arbitrators as to the validity and amount of any claim in such Officer's Certificate shall be binding and conclusive upon the parties to this Agreement. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrators.

        (iii) Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction. Any such arbitration shall be held in San Francisco, California, under the rules then in effect of Judicial Arbitration and Mediation Services, Inc.

        (e) Actions of the Securityholder Agent. A decision, act, consent or instruction of the Securityholder Agent shall constitute a decision of all the Securityholders and shall be final, binding and conclusive upon each of the Securityholders, and Meadowbrook may rely upon any such decision, act, consent or instruction of the Securityholder Agent as being the decision, act, consent or instruction of each Securityholder. Meadowbrook is hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Securityholder Agent.

        (f) Third-Party Claims. In the event Meadowbrook becomes aware of a third-party claim which Meadowbrook believes may result in a demand against the Securityholders, Meadowbrook shall notify the Securityholder Agent of such claim, and the Securityholder Agent, as representative for the Securityholders, shall be entitled, at their expense, to participate in any defense of such claim. Meadowbrook shall have the right in its sole discretion to settle any such claim; provided, however, that except with the consent of the Securityholder Agent, no settlement of any such claim with third-party claimants shall alone be determinative of the amount of any claim against the Securityholders. In the event that the Securityholder Agent has consented in writing to any such settlement and acknowledged that the claim by Meadowbrook is a valid claim against the Securityholders, the Securityholder Agent shall have no power or authority to object under any provision of this Article IX to the amount of any claim by Meadowbrook against the Securityholders with respect to such settlement.

        9.3 Exclusivity of Remedy. The indemnification remedies and other remedies provided in this Article IX shall be deemed to be exclusive. Accordingly, the exercise by Meadowbrook of its rights under this Article IX shall be deemed to be an election of remedies and shall be deemed to prejudice, or to constitute or operate as a waiver of, any other right or remedy that such person may be entitled to exercise (whether under this Agreement, under any other agreement or instrument, under any statute, rule or other regulation or ordinance, at common law, in equity or otherwise).

                                    ARTICLE X

                     TERMINATION, AMENDMENT, WAIVER, CLOSING

        10.1 Termination. Except as provided in Section 10.2 below, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

        (a) By mutual consent of the Company and Meadowbrook;

        (b) By Meadowbrook or the Company if: (i) the Effective Time has not occurred by July 31, 1998 (provided that the right to terminate this Agreement under this clause (i) shall not be available to any party whose willful failure to fulfill any obligation hereunder has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date); (ii) there shall be a final non-appealable order, decree or ruling of a court of competent jurisdiction in effect preventing consummation of the Merger; (iii) there shall be any statute, rule, regulation or non-appealable order enacted, promulgated or issued or deemed applicable to the Merger by any governmental entity that would make consummation of the Merger illegal; or (iv) the approval and adoption of this Agreement by the Company's stockholders shall not have been obtained;

        (c) By Meadowbrook or the Company if there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger, by any governmental entity, which would: (i) prohibit Meadowbrook's or the Company's ownership or operation of any portion of the business of the Company or (ii) compel Meadowbrook or the Company to dispose of or hold separate, as a result of the Merger, any portion of the business or assets of the Company or Meadowbrook; in either case, the unavailability of which assets or business would be reasonably expected to have a Material Adverse Effect on Meadowbrook or would reasonably be expected to have a material adverse effect on Meadowbrook's ability to realize the benefits expected from the Merger.

        (d) By Meadowbrook if it is not in material breach of its representations, warranties or obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of the Company or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 8.3 would not be satisfied; provided, however, if such breach or breaches are capable of being cured prior to the Effective Time, such breaches shall not have been cured within thirty (30) days of delivery to the Company of written notice of such breach or breaches (but no such cure period shall be required if such breach by its nature cannot be cured);

        (e) By the Company if it is not in material breach of its representations, warranties or obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Meadowbrook or Interset or if any representation or warranty of Meadowbrook or Interset shall have become untrue, in either case such that the conditions set forth in Section 8.2 would not be satisfied; provided, however, if such breach or breaches are capable of being cured prior to the Effective Time, such breaches shall not have been cured within thirty (30) days of delivery to Meadowbrook of written notice of such breach or breaches (but no such cure period shall be required if such breach by its nature cannot be cured);

        Where  action is taken to  terminate  this  Agreement  pursuant  to this
Section 10.1, it shall be sufficient for such action to be authorized by the Board of Directors (as applicable) of the party taking such action.

        10.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 10.1, this Agreement shall forthwith become void and, except as set forth in Section 10.3, there shall be no liability or obligation on the part of Meadowbrook, Interset or the Company, or their respective subsidiaries, officers, directors or stockholders, provided that, the provisions of Sections 7.4 and 7.5 and Article X of this Agreement shall remain in full force and effect and survive any termination of this Agreement.

        10.3   Termination Fee.

        (a) The Company shall pay to Meadowbrook, a termination fee of five hundred thousand dollars ($500,000) in cash by wire transfer or cashier's check in the event that the Closing does not occur, this Agreement is terminated, Meadowbrook is not in material breach of its obligations under this Agreement, and the Company has willfully and materially breached any representation, warranty, covenant or agreement contained in this Agreement.

        (b) Meadowbrook shall pay to the Company, a termination fee of five hundred thousand dollars ($500,000) in cash by wire transfer or cashier's check in the event that the Closing does not occur, this Agreement is terminated, the Company is not in material breach of its obligations under this Agreement, and Meadowbrook has willfully and materially breached any representation, warranty, covenant or agreement contained in this Agreement.

        (c) Any  termination  payment  payable by the Company under this Section
10.3 shall be made within ten (10) calendar days after termination of this Agreement.

        (d) The payments called for by this Section 10.3 shall be deemed to be liquidated damages and shall be in addition to any rights or remedies at law or equity arising out of a breach of the obligations set forth in this Agreement.

        10.4 Amendment or Supplement. This Agreement may be amended or supplemented at any time before or after approval of this Agreement by the stockholders of the Company to the extent permitted under of the CGCL. No amendment or supplement shall be effective unless in writing and signed by the party or parties sought to be bound thereby.

        Subject to the preceding paragraph, this Agreement may be amended in a writing executed by the Chief Executive Officer of the Company and the Chief Executive Officer of Meadowbrook in order to modify the structure of the Merger to substitute for Interset another directly or indirectly wholly owned subsidiary of Meadowbrook, pursuant to which such Subsidiary shall then become a party to this Agreement and all references in this agreement to Interset shall thereafter be deemed to refer to such substituted subsidiary of Meadowbrook.

        10.5 Extension of Time, Waiver. At any time prior to the Effective Time, Meadowbrook and Interset, on the one hand, and Company, on the other hand, may, to the extent legally allowed:

        (a) Extend the time for the performance of any of the obligations or other acts of the other party hereto,

        (b) Waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and

        (c) Waive compliance with any of the agreements or conditions for the benefit of such party contained herein except the conditions set forth in Sections 10.3(a) and 10.3(b) hereof; provided, that no failure or delay by any party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder.

Any agreement on the part of any party hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such party.


                                   ARTICLE XI

                                     GENERAL

        11.1 Notices. Any notice, request, instruction or other document to be given hereunder by any party to the other shall be in writing and delivered personally or sent by certified mail, postage prepaid, by telecopy (with receipt confirmed and promptly confirmed by personal delivery, U.S. first class mail, or courier), or by courier service, as follows:

        (a)    If to Meadowbrook or Interset to:

               Meadowbrook Rehabilitation Group, Inc.
               2000 Powell Street, Suite 1203
               Emeryville, CA  94608
               Attn:  Chief Executive Officer
               Fax:  (510) 420-7008

        with a copy to:

               Pillsbury Madison & Sutro LLP
               235 Montgomery Street
               San Francisco, CA 94104
               Attn:  Blair W. White, Esq.
               Fax:  (415) 983-1200

        (b) If to the Company to:

               Cambio Networks, Inc.
               154 SE 30th Place, Suite 200
               Bellevue, WA 98007
               Attn:  President and Chief Executive Officer
               Fax:  (425) 643-2005
        with a copy to:

               Cooley Godward LLP
               Five Palo Alto Square
               3000 El Camino Real
               Palo Alto, CA 94306-2155
               Attn:  Michael Sullivan, Esq.
               Fax:  (650) 857-0663

        (c) If to a Securityholder to:

               The last known address on the
               Company's stock ledger

        with a copy to:

               Cooley Godward LLP
               Five Palo Alto Square
               3000 El Camino Real
               Palo Alto, CA 94306-2155
               Attn:  Michael Sullivan, Esq.
               Fax:  (650) 857-0663

        (d) If to the Securityholder Agent:

               Philip Chapman
               c/o Venad Administrative Services, Inc.
               100 First Stamford Place
               Stamford, CT 06902
               Fax:  (203) 359-0880

or to such other persons as may be designated in writing by the parties, by a notice given as aforesaid.

        11.2 Headings. The headings of the several sections of this Agreement are inserted for convenience of reference only and are not intended to affect the meaning or interpretation of this Agreement.

        11.3 Counterparts. This Agreement may be executed in counterparts, and when so executed each counterpart shall be deemed to be an original, and said counterparts together shall constitute one and the same instrument.

        11.4 Entire Agreement; Assignment. This Agreement, the Schedules and Exhibits hereto (including the Disclosure Schedule), and the documents and instruments and other agreements among the parties hereto referenced herein: (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof;
(b) are not intended to confer upon any other person any rights or remedies hereunder (except as provided in

Section below); and (c), except as contemplated by Section shall not be assigned by operation of law or otherwise except as mutually agreed in writing between the parties

        11.5 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

        11.6 Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

        11.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof, except to the extent that the laws of the State of California are mandatorily applicable to the Merger. Each of the parties hereto agrees that process may be served them in any manner authorized by the laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process.

        11.8 Absence of Third-Party Beneficiary Rights. No provision of this Agreement is intended, or will be interpreted, to provide to or create for any third-party beneficiary rights or any other rights of any kind in any client, customer, affiliate, shareholder, employee, partner or any party hereto or any other person or entity, and all provisions hereof will be personal solely between the parties to this Agreement, except that the provisions of Section
7.16 shall be for the benefit of, and enforceable by, the indemnified persons referred to therein.

                            [Signature page follows]

        IN WITNESS WHEREOF, the parties have caused this Agreement to be executed, all as of the date first above written.

MEADOWBROOK REHABILITATION GROUP,
INC.



By /s/  Harvey Wm. Glasser

Title   President


INTERSET, INC.



By /s/  Harvey Wm. Glasser

Title   President


CAMBIO NETWORKS, INC.



By /s/  Gari Grimm

Title   President & COO


SECURITYHOLDERS:

EURO-AMERICA-II, L.P.



By /s/  Frederick R. Adler

Title   General Partner

2001 PARTNERS, L.P.



By /s/  Elizabeth A. Wertheimer

Title   General Partner




   /s/  Frederick Adler

        Frederick Adler




   /s/  Joseph K. Pagano

        Joseph K. Pagano




   /s/  Philip Chapman

        Philip Chapman